Exhibit 10.1

Grant Agreement for a

Non-Qualified Stock Option

under the Mattel, Inc. 2005 Equity Compensation Plan

This is a Grant Agreement between Mattel, Inc. (“Mattel”) and the individual (the “Holder”) named in the Notice of Grant of Stock Option (the “Notice”) attached hereto as the cover page of this Grant Agreement.

Recitals

Mattel has adopted the 2005 Equity Compensation Plan (the “Plan”) for the granting to selected employees of awards based upon shares of Common Stock of Mattel. In accordance with the terms of the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Grant Agreement between Mattel and the Holder. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

Option

1. Terms. Mattel grants to the Holder a Non-Qualified Stock Option (this “Option”) to purchase, on the terms and conditions set forth below in this Grant Agreement and in any Addendum to this Grant Agreement (where applicable), all or any part of the aggregate number of shares of Common Stock set forth in the Notice, which shall remain outstanding during the period (the “Term”) expiring on the tenth anniversary of the effective date of the grant (the “Grant Date”), as specified in the Notice, unless and to the extent this Option is terminated or forfeited before the end of the Term pursuant to Section 5 or 6 below. The per-share exercise price of this Option equals the Fair Market Value of a share of Common Stock on the Grant Date, and is set forth in the Notice.

2. Vesting and Exercisability. Except as otherwise provided in Section 6, this Option shall vest and become exercisable with regard to the following percentages of the aggregate number of shares of Common Stock subject to this Option on the vesting dates set forth below, unless the Holder’s Severance has occurred prior to the applicable vesting date:

Vesting Date	Percent of Shares Subject to this Option Vesting on Such Date	Cumulative Percent of Shares Subject to this Option Vested on Such Date
One year after the Grant Date	33%	33%
Two years after the Grant Date	33%	66%
Three years after the Grant Date	34%	100%

(Note: If 33% of the aggregate number of shares of Common Stock subject to this Option is not a whole number of shares, then (a) the amount vesting one year after the Grant Date shall be rounded down to the nearest whole number of shares, (b) any fractional amount that, as a result of such rounding, did not vest one year after the Grant Date shall be counted toward the amount vesting two years after the Grant Date, and the amount vesting two years after the Grant Date shall be rounded down to the nearest whole number of shares, and (c) the amount vesting three years after the Grant Date shall be such that 100% of the aggregate number of shares of Common Stock subject to this Option shall be cumulatively vested three years after the Grant Date.)

3. Method of Exercising. In order to exercise this Option in whole or in part, the Holder shall follow such procedures as may be established by the Company from time to time, including through any automated system that the Company may establish for itself or using the services of a third party, such as a system using an internet website or interactive voice response. In order for such exercise to be considered effective, the Holder must satisfy the withholding obligations of Section 4 below and the certification obligation of Section 5 below, and make full payment of the exercise price for the shares being purchased in accordance with such methods as the Committee may approve from time to time. As of the Grant Date, the following forms of payment are available:

(a) cash;

(b) by the withholding of shares that would otherwise be issued upon the exercise of this Option; and

(c) by the delivery to Mattel or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to Mattel to pay the exercise price of this Option.

4. Withholding. As a condition to exercising this Option in whole or in part, the Holder shall pay, or make provisions satisfactory to the Company for payment of, any income tax, social tax, or other taxes required to be withheld in connection with such exercise, including by delivery of Common Stock and/or the withholding of Common Stock being purchased in the exercise in question, having a Fair Market Value, on the date of exercise, equal to the minimum amount required to be withheld.

5. Termination, Rescission and Recapture. The Holder specifically acknowledges that this Option is subject to the provisions of Section 18 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of this Option, the rescission of Common Stock acquired upon the exercise of this Option and/or the recapture of proceeds of the sale of such Common Stock. Except as provided in the next sentence, as a condition of the exercise of this Option, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 18 of the Plan) and, if a Severance has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 18 of the Plan is inapplicable, and accordingly such certification shall not be required, in connection with any exercise after a Severance of the Holder that occurs within the 18-month period after a Change in Control.

6. Consequences of Severance. The consequences of the Holder’s Severance for this Option shall be as follows, subject to Section 5 above:

(a) in the case of a Severance for Cause, this Option (whether vested or unvested) shall terminate immediately;

(b) in the case of the Holder’s Severance at least six months after the Grant Date as a result of Retirement, death or Disability, this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (i) the fifth anniversary of the date of the Severance and (ii) the end of the Term; and

(c) in the case of a Severance for any other reason, (i) any portion of this Option that has previously vested shall remain exercisable until the earlier of (A) the 90th day after the date of the Severance and (B) the end of the Term, and (ii) any portion of this Option that has not previously vested shall terminate immediately.

Notwithstanding the foregoing, the 90-day period referred to in subsection (c) above shall be extended to a two-year period if the Severance occurs during the 18-month period following a Change in Control.

7. Compliance with Law.

(a) No shares issuable upon the exercise of this Option shall be issued and delivered unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

(b) If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

8. Assignability. This Option shall not be transferable by the Holder, other than upon the death of the Holder, in accordance with such beneficiary designation procedures or other procedures as the Company may prescribe from time to time. This Option shall be exercisable, subject to the terms of the Plan and this Grant Agreement, only by the Holder, the guardian or legal representative of the Holder as provided in Section 9(c) of the Plan, or any person to whom this Option is permissibly transferred pursuant to this Section 8 and Section 15(a) of the Plan, it being understood that the term “Holder” includes such guardian, legal representative and other transferee; provided, that references to employment or other provision of services to the Company (such as the terms “Disability,” “Retirement” and “Severance”) shall continue to refer to the employment of, or provision of services by, the original Holder named above.

9. Certain Corporate Transactions. In the event of certain corporate transactions, this Option shall be subject to adjustment as provided in Section 16 of the Plan. In the event of a Change in Control, this Option shall be subject to the provisions of Section 17 of the Plan.

10. No Additional Rights.

(a) Neither the granting of this Option nor its exercise shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

(b) The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (iii) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and Mattel retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

(c) Without limiting the generality of subsections (a) and (b) immediately above and Section 6, if the Holder’s employment with the Company terminates, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Option or the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

11. Rights as a Stockholder. Neither the Holder nor any other person legally entitled to exercise this Option shall have any rights as a stockholder with respect to any shares covered by this Option until such shares have been issued to the Holder following the exercise of this Option.

12. Compliance with Plan. This Option and this Grant Agreement are subject to, and Mattel and the Holder agree to be bound by, the terms and conditions of the Plan, as it shall be amended from time to time, and the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, all of which are incorporated herein by reference. No amendment to the Plan shall adversely affect this Option or this Grant Agreement without the consent of the Holder. In the event of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern and this Grant Agreement shall be deemed to be modified accordingly.

13. Data Privacy Waiver. By accepting the grant of this Option, the Holder hereby agrees and consents to:

(a) the collection, use, processing and transfer by the Company of certain personal information about the Holder (the “Data”);

(b) any members of the Company transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

(c) the use of such Data by any such person for such purposes; and

(d) the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of subsection (a) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Common Stock granted to the Holder and of Common Stock issued or transferred to the Holder pursuant to the Plan.

14. Governing Law. The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan to the extent that it would be lawful to do so, and the Company would not, in connection with this Grant Agreement, be in breach of the laws of any jurisdiction to which the Holder may be subject. The Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and a participation by a Holder in the Plan shall be on the basis of a warranty by the Holder that the Holder may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

15. Certain Provisions Applicable to Tax Residents of Canada. If the Holder is a tax resident of Canada, the following provisions apply, notwithstanding any other provision of this Grant Agreement:

(a) Method of Exercising. Section 3 (b) of this Grant Agreement (“by the withholding of shares that would otherwise be issued upon the exercise of this Option”) is not applicable to such Holder, and such Holder cannot exercise by way of Section 3(b) of this Grant Agreement.

(b) Withholding. The following provision in Section 4 of this Grant Agreement is inapplicable to such Holder: “including by delivery of Common Stock and/or the withholding of Common Stock being purchased in the exercise in question, having a Fair Market Value, on the date of exercise, equal to the minimum amount required to be withheld.” Such Holder is not permitted to use such method for tax withholding.

16. Certain Provisions Applicable to Tax Residents of the People’s Republic of China. If the Holder is a tax resident of the People’s Republic of China, the following provisions apply, notwithstanding any other provision of this Grant Agreement:

(a) Method of Exercising. Section 3(a) (“by cash;”) and Section 3(b) of this Grant Agreement (“by the withholding of shares that would otherwise be issued upon the exercise of this Option”) are not applicable to such Holder. Such Holder cannot exercise by way of Section 3(a) or Section 3(b) of this Grant Agreement unless otherwise allowed to do so under the applicable foreign exchange rules and regulations.

(b) Withholding. The following provision in Section 4 of this Grant Agreement (“including by delivery of Common Stock and/or the withholding of Common Stock being purchased in the exercise in question, having a Fair Market Value, on the date of exercise, equal to the minimum amount required to be withheld.”) is inapplicable to such Holder, and such Holder is not permitted to use such method of tax withholding unless permitted to do so under the applicable foreign exchange rules and regulations.

17. Certain Provisions Applicable to Tax Residents of Hong Kong. If the holder is a tax resident of Hong Kong, the following provisions apply, notwithstanding any other provision of this Grant Agreement:

(a) This Option grant is made to the Holder only, and these documents are for private circulation only. The contents of the Plan, the Notice, this Grant Agreement and any related materials have not been reviewed by any regulatory authority in Hong Kong. The Holder is advised to exercise caution in relation to the offer. If the Holder is in any doubt about any of the contents of this document, he or she should obtain independent professional advice.